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                                  Exhibit 99 - Press Release

                                             6113 Lemmon , Dallas, Texas 75209
                                             Tel 214.956.4511 - Fax 214.956.4239
NEWS RELEASE                 [Haggar Logo]   Contact:  David Tehle
                                                       Executive Vice President
                                                       and Chief Financial
                                                       Officer



FOR IMMEDIATE RELEASE

                        HAGGAR POSTS 6% SALES INCREASE AND MEETS
                  THIRD QUARTER 2001 EARNINGS PER SHARE EXPECTATIONS

         DALLAS, TX (July 24, 2001) -- Haggar Corp. (NASDAQ-HGGR) announced third quarter and nine months results for the period ending June 30, 2001.

         For the third quarter of fiscal 2001, Haggar reported net sales of $108,151,000 which is a 6% increase in net sales, and net income of $1,028,000, or $0.15 on a per share basis. This compares to the third quarter of 2000, in which the Company reported $102,053,000 in net sales and net income of $1,423,000, or $0.21 on a per share basis.

         For the nine months ended June 30, 2001, before the reorganization charge taken in the second quarter for strategic sourcing initiatives, Haggar reported net income of $2,898,000 on net sales of $323,798,000, compared to net income of $4,162,000 on net sales of $317,803,000 during the same period in 2000. Earnings for the first nine months of fiscal 2001 before the reorganization charge were $0.45 on a per share basis, compared to earnings per share of $0.59 in 2000. With the reorganization charge the loss was $11,402,000 or $1.75 on a per share basis for the nine months ending June 30, 2001.

         J. M. Haggar, III, the Company's Chairman and Chief Executive Officer, stated, "We are pleased with our 6% sales increase from the prior year. We believe our marketing efforts combined with solid product design have enabled this to occur. Price pressure continues to be very intense as reflected in our gross profit performance. EPS for the current quarter met our street expectations."

         Frank Bracken, President and COO, added, "The environment at retail is very tough right now. However, our solid operational management and cost control, as demonstrated by our SG&A percentage falling three points for the quarter from last year, have benefited our overall bottom line."

         David Tehle, Executive Vice President and Chief Financial Officer, stated, "The Company is revising its expectations for the fiscal fourth quarter to a sales level of $112 to $117 million and an EPS range of $0.42 to $0.48. Competitive pricing and the tough retail environment have resulted in these updated projections.

         The Company will be filing an 8K with the Securities and Exchange Commission detailing its fourth quarter estimates.

         The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in such statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company's business, labor relations, governmental regulations, unexpected judicial decisions, and inflation. In addition, the financial results for the quarter just ended do not

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necessarily indicate the results that may be expected for any future quarters or for any fiscal year. Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

         Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. (NASDAQ-HGGR), is a leading marketer of men's casual and dress apparel and women's sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. Haggar also holds exclusive licenses in the United States to use the Claiborne-Registered Trademark- trademark and in the United States and Canada to use the DKNY-Registered Trademark- trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.